MUELLER INDUSTRIES, INC.

May 11, 2011

Harvey Karp

BY HAND

Dear Harvey,

This letter agreement (the “Agreement”) confirms our mutual understanding regarding your entitlement to a special bonus following your retirement from Mueller Industries, Inc. (the “Company”).

Subject to your continued employment with the Company through the earlier of (x) December 15, 2011, and (y) the consummation of a “Change in Control” (as such term is defined in the Company’s 2009 Stock Incentive Plan), you shall be entitled to receive a lump sum cash payment (the “Special Bonus”) from the Company in an amount equal to two million dollars ($2,000,000) (less any applicable withholding), payable on the earlier of (i) the calendar year following the calendar year in which you experience a “separation from service” (as such term is defined in Treas. Reg. §1.409A-1(h)), and (ii) the occurrence of a Change in Control.  Notwithstanding the foregoing, you shall not be entitled to receive the Special Bonus if your employment or service, as applicable, is terminated by the Company for “Cause” prior to the payment of the Special Bonus. (where “Cause” shall be as defined (x) during the period during which you are an employee of the Company, in that certain Amended and Restated Employment Agreement by and between you and the Company, effective as of September 17, 1997 and amended on June 21, 2004, February 17, 2005, October 25, 2007 and December 2, 2008 (the “Employment Agreement”), and (y) following a cessation of your employment with the Company, in that certain Amended and Restated Consulting Agreement by and between you and the Company, dated as of October 25, 2007 and amended on December 2, 2008 (the “Consulting Agreement”)).

Notwithstanding anything herein to the contrary, in the event that the payment of the Special Bonus as of any date would result in a violation of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), the payment of the Special Bonus shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code.

This Agreement shall not be assignable by the Company but shall be binding upon and inure to the benefit of any successors to all or substantially all of the business or assets of the Company.  The Company shall require any such successor to expressly assume in writing all obligations of the Company hereunder.  This Agreement may not be assignable by you, but shall inure to the benefit of your heirs, executors, administrators and legal representatives.

Prior to payment, the Special Bonus shall continue for all purposes to be a part of the general assets of the Company and subject to the claims of its general creditors, and no person other than the Company shall have, by virtue of this Agreement, any interest in such amounts.  To the extent that you acquire a right to receive all or a portion of any Special Bonus under this Agreement, such right shall be no greater than the right of an unsecured general creditor of the Company.

This Agreement represents the entire agreement with respect to the subject matter described herein, provided that nothing in this Agreement shall adversely affect the rights of the parties under the Employment Agreement or the Consulting Agreement.

This Agreement shall be governed by and construed and enforced in accordance with the law of the State of New York, without regard to the principles of conflicts of law thereof.

Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration by a single arbitrator in accordance with the rules then in effect of the American Arbitration Association in an arbitration in New York, New York.  Judgment upon an award rendered by the arbitrator may be entered in any court of competent jurisdiction.  To the extent that you prosecute or defend, whether by arbitration or through a judicial proceeding, as dispute, controversy or claim relating to this Agreement which results in a judgment, award or settlement in your favor in any material respect, the Company shall reimburse you for all reasonable fees and costs (including legal fees) incurred by you in such successful prosecution or defense.

This Agreement may be executed in counterparts each of which shall be deemed an original but which together shall constitute one and the same instrument.

Please confirm your acceptance of the above by signing and returning this letter at your earliest convenience.

Sincerely,

MUELLER INDUSTRIES, INC.

By:    /s/ Gary C. Wilkerson
Name:  Gary C. Wilkerson
Title:  Vice President, General Counsel and Secretary

Accepted and agreed to on this 11th day of May 2011:

/s/ Harvey Karp
Harvey Karp